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                     TruServ Corporation
   Variable Denomination Fixed Rate Redeemable Term Notes

           Supplement No.  1 Dated April 24, 1998
                             to
 Prospectus Dated May 6, 1998, as heretofore supplemented


  The current interest rates payable on the Company's
Variable Denomination Fixed Rate Redeemable Term Notes are:

                    two year       6.58%
                    three year     6.63%
                    four year      6.63%